Exhibit 99.1

Nutanix Announces Corporate Governance Enhancements

Board to Adopt Majority Voting in Director Elections and Will Seek Stockholder Approval to Declassify Board and Eliminate Supermajority Voting Provisions

SAN JOSE, Calif. — September 30, 2022 — Nutanix, Inc. (NASDAQ: NTNX) (“Nutanix” or the “Company”), a leader in hybrid multicloud computing, today announced that its Board of Directors (the “Board”) will seek necessary stockholder approval for a series of amendments to the Company’s bylaws and certificate of incorporation to enhance the Company’s corporate governance profile and position the Company to continue to drive stockholder value.

These governance enhancements include the following:

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Commencement of a process to declassify the Board, which will include the submission to stockholders of a proposal to amend the Company’s certificate of incorporation;
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Adoption of majority voting in uncontested director elections; and
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Elimination of the supermajority vote requirement in the Company’s bylaws and the submission to stockholders of a proposal to remove the supermajority vote requirements from the Company’s certificate of incorporation.

Those changes requiring stockholder approval will be presented to stockholders at Nutanix’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), which is expected to be held later in 2022. The amendments to the bylaws will be effective upon approval by the Board, which is expected to occur in early October 2022.

In addition, the Company continues to seek to add an additional independent director to the Board with relevant executive leadership experience operating software companies at scale.

“The Board and management of Nutanix are committed to strong corporate governance standards,” said Virginia Gambale, independent Chair of the Nutanix Board. “We have been evaluating these governance changes for some time and believe that these actions enhance our ability to create sustainable long-term stockholder value. Like the elimination of the Company’s dual class stock structure earlier this year, these changes also reinforce the strength of our commitment to being accountable and responsive to our stockholders. We will continue to look for opportunities to take actions, including through meaningful engagement with our stockholders, that we believe will enable us to achieve these important objectives.”

“We are pleased with the Board’s actions and its embrace of these governance enhancements. We support the Board and management team in their efforts to create value for stockholders,” said Ted White, Co-Founder and Managing Director of Legion Partners Asset Management, LLC, an engaged stockholder of the Company.

Declassification of the Nutanix Board

When fully implemented, the declassification of the Board will permit the Company’s stockholders to vote annually for all directors. If stockholders approve this amendment to the Company’s certificate of incorporation at the 2022 Annual Meeting, the directors standing for election at the Company’s 2023 Annual Meeting of Stockholders and thereafter will stand for one-year terms. Beginning with the Company’s 2025 Annual Meeting of Stockholders, all directors will stand for election annually.

Adoption of a Majority Voting Standard

The Company’s bylaws will be amended to provide for majority voting in uncontested elections of directors. Under this standard, a director must receive more “for” than “against” votes to be elected as a director. It is expected that majority voting in director elections will be applicable at the 2022 Annual Meeting. The Company will also adopt customary amendments to its corporate governance guidelines related to majority voting in director elections.

Elimination of Supermajority Provisions

The Company’s bylaws will be amended to remove all supermajority vote requirements. In addition, if stockholders approve the amendment of the Company’s certificate of incorporation at the 2022 Annual Meeting, then the supermajority requirements in that document will also be removed.

The full text of the proposals requiring stockholder approval will be included in the Company’s proxy statement to be filed with the Securities and Exchange Commission prior to the 2022 Annual Meeting of Stockholders. Upon adoption, the amended bylaws will be filed with the Securities and Exchange Commission.

About Nutanix

Nutanix is a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, making clouds invisible, freeing customers to focus on their business outcomes. Organizations around the world use Nutanix software to leverage a single platform to manage any app at any location for their hybrid multicloud environments. Learn more at www.nutanix.com or follow us on social media @nutanix.

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

© 2022 Nutanix, Inc. All rights reserved. Nutanix, the Nutanix logo, and all Nutanix product and service names mentioned herein are registered trademarks or unregistered trademarks of Nutanix, Inc. in the United States and other countries. Other brand names and marks mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s). This release may contain links to external websites that are not part of Nutanix.com. Nutanix does not control these sites and disclaims all responsibility for the content or accuracy of any external site. Our decision to link to an external site should not be considered an endorsement of any content on such a site. Certain information contained in this press release may relate to or be based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data are reliable as of the date of this press release, they have not independently verified, and we make no representation as to the adequacy, fairness, accuracy, or completeness of any information obtained from third-party sources.

This release may contain express and implied forward-looking statements, including statements regarding enhancing stockholder value and composition of the board of directors. These statements not historical facts and are instead based on our current expectations, estimates and beliefs. The accuracy of such statements involves risks and uncertainties and depends upon future events, including those that may be beyond our control, and actual results may differ materially and adversely from those anticipated or implied by such statements. Any forward-looking statements included herein speak only as of the date hereof and, except as required by law, we assume no obligation to update or otherwise revise any of such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:

Richard Valera
ir@nutanix.com

Media Contact:

Jennifer Massaro
pr@nutanix.com